EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Plutonian Acquisition Corp II

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Units, each consisting of one Class A ordinary share, $0.0001 par value, and one right, with each right entitling the holder to one-sixth of one ordinary share(2)	457(a)	11,500,000	$10.00	$115,000,000	$0.0001381	$15,881.50
Fees to Be Paid	Equity	Class A ordinary shares included as part of the units(3)	457(g)	15,000,000	—	—	—	—(4)
Fees to Be Paid	Equity	Rights, with each right entitling the holder to receive one-sixth of one Class A ordinary share (3)	457(g)	15,000,000	—	—	—	—(4)
Fees to Be Paid	Equity	Class A Ordinary Shares Underlying the Rights	457(g)	2,500,000	10.00	25,000,000	0.0001381	3,452.50
Fees to Be Paid	Equity	Class A Ordinary Shares to be issued to Representative	457(g)	439,375	10.00	4,393,750	0.0001381	606.78

Total Offering Amounts						$144,393,750		19,940.78

Total Fees Previously Paid
Net Fee Due								$19,940.78

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)

Includes 1,500,000 units, consisting of 1,500,000 Class A ordinary shares and 1,500,000 rights, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)

Pursuant to Rule 416 under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions.

(4)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.